UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2008 deltathree, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 1, 2008, the Board of Directors of deltathree, Inc. (the “Company”) appointed Lior Samuelson (one of the current directors), and Mr. Samuelson accepted such appointment, to the position of Chairman of the Board. Mr. Samuelson will replace Noam Bardin, who had served as the Chairman since April 2002 and who will remain a director. Mr. Bardin and the rest of the Board had decided that the Chairman should devote significant time to the Company and serve the Company on a part-time basis. Due to his position as Chief Executive Office of Arootz, Inc., Mr. Bardin did not feel that he could undertake such a commitment.

Mr. Samuelson will serve pursuant to the terms and conditions set forth in the employment agreement between the Company and Mr. Samuelson, dated as of February 1, 2008, attached hereto as Exhibit 99.1. Simultaneous with his appointment to the position of Chairman of the Board Mr. Samuelson resigned from his position as a member of the Audit Committee of the Board of Directors. As a result, the Audit Committee currently consists of only two members.

The Company issued a press release on February 4, 2008. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document
99.1	Chairman Employment Agreement between the Company and Mr. Samuelson, dated as of February 1, 2008.
99.2	Press Release issued by the Company dated February 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:	/s/ Peter Friedman
Name: Peter Friedman
Title: General Counsel and Secretary

Dated: February 4, 2008